As filed with the Securities and Exchange Commission on February 13, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ESTERLINE TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-2595091
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

500 108th Avenue NE

Bellevue, Washington 98004

(425) 453-9400

(Address, including zip code, and telephone number, including area code, of principal executive offices)

ESTERLINE TECHNOLOGIES CORPORATION

2013 EQUITY INCENTIVE PLAN

(Full title of the plan)

Curtis C. Reusser

President and Chief Executive Officer

Esterline Technologies Corporation

500 108th Avenue NE

Bellevue, Washington 98004

(425) 453-9400

(Name, address and telephone number, including area code, of agent for service)

Copies to:

ANDREW BOR

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101-3099

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.20 per share, under the Esterline Technologies Corporation 2013 Equity Incentive Plan (the “Plan”) (3)	2,199,400	$88.43	$194,492,942	$22,541.73

(1)	Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares issued pursuant to the Plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h)(1) of the Securities Act of 1933, as amended. The calculation of the registration fee is based upon a share price of $88.43, which was the average of the high sales price ($89.35) and the low sales price ($87.50) of the Registrant’s Common Stock on February 8, 2017 as reported for such date on the New York Stock Exchange.
(3)	As described in the Explanatory Note in this Registration Statement, on March 6, 2013, the shareholders of the Registrant approved the Plan and, in connection therewith, no further awards will be made under the Registrant’s 2004 Equity Incentive Plan (as amended) (the “Prior Plan”). Of the shares of Common Stock being registered under the Plan on this Registration Statement, 399,400 shares were previously reserved for issuance under the Prior Plan and now may be issued under the Plan.

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of registering shares of the Registrant’s Common Stock that may be issued to participants under the Plan.

The number of shares of Common Stock reserved and available for issuance under the Plan includes shares (a) not issued or subject to outstanding awards under the Prior Plan on March 6, 2013 and (b) subject to outstanding awards under the Prior Plan on March 6, 2013 that cease thereafter to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in shares). As of March 6, 2013, 322,150 shares were not issued or subject to outstanding awards under the Prior Plan and, as of January 27, 2017, 77,250 shares had ceased to be subject to awards under the Prior Plan and had become available for issuance under the Plan (together, the “Carryover Shares”). A Post-Effective Amendment No. 1 to the Form S-8 Registration Statement filed for the Prior Plan on March 22, 2010 is being filed contemporaneously with this Registration Statement to deregister the applicable Carryover Shares under that Registration Statement. Additional shares reserved for issuance under the Prior Plan may become available for issuance in the future under the Plan if they cease to be subject to awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in shares), and any such additional shares will be included in the shares reserved for issuance under the Plan and may be registered on one or more future Form S-8 Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated by reference into this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2016, filed on November 23, 2016 (File No. 001-06357), which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 30, 2016, filed on February 3, 2017 (File No. 001-06357);

(c) the Registrant’s Current Reports on Form 8-K and Form 8-K/A, as applicable, filed on October 12, 2016 (File No. 001-06357), October 18, 2016 (File No. 001-06357) and February 10, 2017 (File No. 001-06357), excluding any portions of those reports that were furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items; and

(d) the description of the Registrant’s common stock contained in the Registrant’s Current Report on Form 8-K filed on February 10, 2017 (File No. 001-06357), including any amendments or reports filed for purposes of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be held personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Section 145(a) of the DGCL allows a Delaware corporation to indemnify any person who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL allows a Delaware corporation to indemnify any person who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action or suit by or in the right of the corporation seeking a judgment in favor of the corporation by reason of the fact that such person acted in his or her capacity as a director, officer, employee or agent of the corporation or at the request of the corporation as a director, officer, employee or agent of another entity, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if such person acted under standards set forth above. However, no corporation may indemnify a person who has been found to be liable to the corporation in any claim, issue or matter unless and to the extent that the court in which such action or suit was brought determines that, despite the finding of liability, such person is fairly and reasonably entitled to be indemnified for those expenses which the court deems proper.

Section 145 of the DGCL further provides that, to the extent a present or former director or officer of a Delaware corporation has been successful in the defense of any action, suit or proceeding referred to in subsections 145(a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense of that claim, issue or matter. Section 145 is not deemed to be exclusive of other forms of indemnification that the corporation may wish to provide, and the corporation may choose to purchase and maintain insurance on behalf of its directors and officers against any liability claimed against such an individual due to his or her position as a director or officer and any actions taken in that capacity, regardless of whether or not the corporation would have the power to indemnify such persons against liabilities under Section 145.

Article Eighth, Section 1 of the Registrant’s Restated Certificate of Incorporation, as amended, provides that, to the fullest extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article Eighth shall not apply to nor affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Article Eighth, Section 2 of the Registrant’s Restated Certificate of Incorporation, as amended, requires indemnification of officers and directors to the fullest extent permitted under Delaware law. Subject to any restrictions imposed by Delaware law, the Restated Certificate of Incorporation, as amended, provides an unconditional right to indemnification for all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person entitled to indemnification in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director or officer of the Registrant or that, being or having been a director or officer or an employee of the Registrant, such person is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan. However, board approval is required with respect to indemnification for any proceeding initiated by a person entitled to indemnification. Section 2 of Article Eighth also provides that the Registrant may, by action of its board of directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

The Registrant’s officers and directors are covered by insurance (with certain exceptions and limitations) that indemnifies them against losses for which the Registrant grants them indemnification and for which they become legally obligated to pay on account of claims made against them for wrongful acts committed before or during the policy period.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

EXHIBIT NO.	DESCRIPTION

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Esterline Technologies Corporation 2013 Equity Incentive Plan, as amended and restated (incorporated herein by reference to Annex A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on December 29, 2016 (File No. 001-06357))

ITEM 9.	UNDERTAKINGS.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 13th day of February, 2017.

ESTERLINE TECHNOLOGIES CORPORATION

By:	/s/ CURTIS C. REUSSER
Curtis C. Reusser
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Curtis C. Reusser, Robert D. George, Amy L. Watson, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 13th day of February, 2017.

Signature	Title

/s/ CURTIS C. REUSSER Curtis C. Reusser	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ ROBERT D. GEORGE Robert D. George	Executive Vice President, Chief Financial Offer and Corporate Development (Principal Financial Officer)

/s/ GARY J. POSNER Gary J. Posner	Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ MICHAEL J. CAVE Michael J. Cave	Director

/s/ DELORES M. ETTER Delores M. Etter	Director

/s/ ANTHONY P. FRANCESCHINI Anthony P. Franceschini	Director

/s/ PAUL V. HAACK Paul V. Haack	Director

/s/ MARY L. HOWELL Mary L. Howell	Director

/s/ SCOTT E. KUECHLE Scott E. Kuechle	Director

/s/ NILS E. LARSEN Nils E. Larsen	Director

/s/ GARY E. PRUITT Gary E. Pruitt	Director

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Esterline Technologies Corporation 2013 Equity Incentive Plan, as amended and restated (incorporated herein by reference to Annex A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on December 29, 2016 (File No. 001-06357))